Exhibit 99.1

eMagin Corporation Announces Fourth-Quarter and Full-Year 2022 Results

Fourth-Quarter 2022: Revenue of $8.4 million, a  17% increase over Q4 2021

Full-Year 2022: Revenue of $30.5 million, a 17% increase over 2021

HOPEWELL JUNCTION, N.Y. – March 9, 2023 – eMagin Corporation, or the “Company,” (NYSE American: EMAN), a U.S.-based leader in the development, design and manufacture of Active Matrix OLED microdisplays for high-resolution, AR/VR and other near-eye imaging products, today announced results for its fourth quarter and full-year 2022.

Fourth Quarter and Full-Year Highlights

•	Fourth-quarter 2022 revenue of $8.4 million, a 17% increase over the fourth quarter of 2021
•	Full-year 2022 revenue of $30.5 million, a 17% increase over full-year 2021
•	Achieved positive EBITDA for the fourth quarter and the full year of 2022
•	As of December 31, 2022, strong backlog of open orders of $14.8 million, up 7% from the end of 2021

“We achieved near-record revenues of $8.4 million in the fourth quarter and full-year 2022 revenues of $30.5 million,” said eMagin CEO Andrew G. Sculley. “This represents significant growth relative to the fourth quarter and full year of 2021. We ended 2022 with robust shipments of displays used in the Enhanced Night Vision Goggle–Binocular (ENVG-B) program, along with displays for thermal weapons sights and medical applications.

“Bookings for the fourth quarter were strong, including a $1.7 million order for the F-35 Helmet Mounted Display System and more than $2 million in medical applications. Our backlog of open orders as of December 31, 2022, shippable within 12 months, was $14.8 million.

“2022 included a number of contract wins and operational highlights. In June, the U.S. Army’s Program Executive Office for Simulation, Training, and Instrumentation (PEO STRI) awarded us a $2.5 million, two-year development contract to secure a U.S. source for high-performance microdisplays that provide high brightness and visual acuity, even in bright daylight conditions. Upon completion, this contract has the option of a follow-on production agreement.

“In October, we achieved AS9100 REV D and ISO 9001:2015 quality certifications. These were important milestones for eMagin because these certifications are required by most customers in the aerospace, aviation and defense industries.

“Throughout 2022, we improved our positioning as a supplier of choice to address the rapidly expanding AR/VR market with our patented direct-patterned technology dPdTM. In April, we announced several patents related to our dPd technology.  In May, our dazzling, full-color 10,000 cd/m2 WUXGA display with dPd technology, won the People’s Choice award for “Best New Display Technology” at Display Week, the annual tradeshow of the Society for Information Display (SID).

“Additionally, we designed an improvement to the R&D chamber for our existing OLED deposition tool that will enable us to further enhance this technology. This improved R&D chamber was delivered in December and is currently being set up for our dPd runs. The production-capable dPd organic deposition tool that we purchased last year under Title III funding has passed acceptance testing at the vendor’s facility and will be delivered to our newly expanded cleanroom this April to begin the installation and qualification processes.

“We continue to be the only U.S. manufacturer of OLED microdisplays and our manufacturing operations in New York’s Hudson Valley are benefiting from equipment installed under our Defense Production Act Title III and IBAS funding grants. We are seeing increases in manufacturing yields, throughput, and efficiencies, and anticipate continued improvements as we take delivery and qualify the remaining tools under the program, including the new dPd-capable, organic deposition tool.  We appreciate the continued support provided by these programs and we remain on track and within the requirements of the Title III and IBAS funding grants.

“The fourth quarter of 2022 was the fifth consecutive quarter in which eMagin achieved year-over-year growth in product revenues and exceeded $7.0 million in quarterly product revenues. Thanks to our improved performance, we generated $1.9 million of positive EBITDA for the fourth quarter and $2.2 million in positive EBITDA for full year 2022.

“In 2023, we will be presenting our next set of dPd technology-based products to customers building consumer devices as well as starting the qualification process for our new production tool.”

Fourth-Quarter Results

Total revenues for the fourth quarter of 2022 of  $8.4 million, increased 17%,  from $7.2 million in the prior-year period, and a sequential increase of $0.8 million from revenues for the third quarter of 2022. Total revenues consist of both product revenues and contract revenues.

Product revenues for the fourth quarter of 2022 were $7.8 million, an increase of $0.7 million from product revenues of $7.0 million reported in the prior-year period, and an increase of $0.7 million compared with the third quarter of 2022. The year-over-year quarterly increase in product revenue was due primarily to increased military market revenues, including shipments of displays used for night vision and thermal weapon sights, as well as increased industrial and commercial market revenues.

Contract revenues were $0.6 million, compared with $0.2 million in the prior-year period, due to development associated with a high-brightness display design for PEO STRI, and a proof-of-concept display for a tier-one consumer company.

Total gross margin for the fourth quarter was 41% on gross profit of $3.4 million, compared with gross margin of 24% on gross profit of $1.8 million in the prior-year period. The increase in gross margin was due in part to the successful qualification and sale of reclaimed displays that were previously written off due to an initial quality issue that was subsequently resolved. Total gross profit and total gross margin do not reflect costs associated with the production of such reclaimed displays. As such, costs were recorded in prior quarters. Sales of previously written-off reclaimed displays had a positive effect on total gross profit in the amount of approximately $0.6 million. Excluding gross profits attributable to such previously written-off products, total gross profit would have been $2.8 million and total gross margin would have been 34%. Although, in the future, the Company may sell additional previously written-off products, the gross margin and yields may vary from current-quarter levels.

Operating expenses for the fourth quarter of 2022, including R&D expenses, were $3.3 million, compared with $3.5 million in the prior-year period. Operating expenses as a percentage of sales were 39% in the fourth quarter of 2022, compared with 49% in the prior-year period. R&D expenses as a percentage of sales were lower in the fourth quarter of 2022 due to higher costs allocated to cost of goods sold for contract programs. SG&A expenses were higher in the fourth quarter versus the prior-year period due primarily to an increase in legal costs.

In the fourth quarter of 2022,  the operating loss narrowed to  $0.1 million, compared with $1.8 million in the prior-year period.

Net income for the fourth quarter of 2022 was $0.8 million, or $0.01 per share,  which includes $0.8 million of other income related to a claim for an employee retention credit filed in the fourth quarter of 2022. Excluding the impact of the change in the warrant liabilities, net loss was  $2.2 million, or $0.03 per share, in the prior-year period.

Adjusted EBITDA for the fourth quarter was positive  $2.0 million, compared with negative $0.8 million in the prior-year period.

As of the end of 2022, the Company’s backlog of open orders scheduled for delivery over the next year was $14.8 million, which represented a 7%  increase from the end of 2021.

Full-Year Results

Revenues for 2022 increased 17% to $30.5 million, from $26.0 million in 2021. Product revenues increased 19% to $28.8 million, from $24.2 million in 2021, primarily due to higher military revenues, including shipments of displays used for the

ENVG-B program, and higher revenue contributions from medical customers.

Contract revenues totaled approximately $1.7 million, representing a 10% decrease from $1.9 million in 2021. Contract revenues primarily reflected development associated with a high-brightness display design for the Department of Defense and a proof-of-concept display for a tier-one consumer company. Contract revenues are milestone-based and are not uniformly distributed through the duration of the project.

Gross margin for 2022 increased to 34%, compared with 18% in 2021. Gross margin for 2022 was positively impacted by the above-mentioned qualification and sale of reclaimed displays. Total gross profit and total gross margin do not reflect costs associated with the production of such reclaimed displays. These costs were recorded in prior quarters. Sales of previously written-off reclaimed displays had a positive effect on total gross profit in the amount of approximately $1.3 million. Excluding gross profits attributable to such previously written-off products, total gross profit would have been $9.0 million and total gross margin would have been 30%. Although, in the future, the Company may sell additional previously written-off products, the gross margin and yields may vary from current-quarter levels.

Operating expenses for 2022, including R&D expenses, were $13.3 million, compared with $14.6 million in 2021. The majority of the decrease was in R&D expenses due to significant investments in the prior-year periods related to the development and qualification of high-brightness XLE and dPd processes. SG&A expense increased compared to 2021, reflecting increases in legal costs and non-cash compensation.

Operating loss for 2022 narrowed to $2.9 million, versus $10.0 million in 2021. Net loss for 2022 narrowed to $1.1 million, or $0.01 per share. This compares with a net loss of $5.2 million, or $0.07 per share, in 2021.  Excluding the impact of the non-cash change in the fair value of the warrant liability for both years, net loss for 2022 was $0.03 per share, versus a net loss of $0.12 per share in 2021.

Adjusted EBITDA for the year was positive  $2.2 million, compared with negative $4.1 million in the prior year.

As disclosed in its Form 10-K for the year ending December 31, 2022, the Company received an audit opinion with a going concern qualification.

Balance Sheet Highlights

The Company’s financial position as of December 31, 2022 reflects a total of $4.3 million in unrestricted cash and cash equivalents, representing a year-over-year decrease of $1.4 million.  This is in addition to $0.3 million of cash restricted for purchases of equipment under Title III and IBAS government grants. The Company had $1.0 million in outstanding borrowings and $1.8 million in credit availability under its revolving credit facility as of year-end 2022. This compares with outstanding borrowings of $2.0 million and borrowing availability of $2.3 million at year-end 2021.

During the year, the Company realized $5.8 million in net proceeds from the sales of common shares under its ATM program.

Conference Call and Webcast Information

Management will host a conference call and simultaneous webcast at 9:00 a.m. ET on March 9, 2023,  to discuss quarterly and year-end results, business highlights and the Company’s outlook. The live, listen-only webcast will be accessible on the Company’s Investor Relations website via https://www.emagin.com/investors/event-webcast. A replay of the event will be available approximately one hour after the live event. To join the conference call, participants will need to register with this link. Participants will receive an individualized dial-in number and PIN after registering for the call.

About eMagin Corporation

eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical, and industrial markets. The Company invents, engineers and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001,

eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Important Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. For a more complete description of the risk factors that could cause our actual results to differ from our current expectations, please see the section entitled "Risk Factors" in eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Contact

eMagin Corporation

Mark A. Koch

Chief Financial Officer

845-838-7900

investorrelations@emagin.com

Sharon Merrill Associates, Inc.

Nicholas Manganaro

Vice President

617-542-5300

eman@investorrelations.com

eMAGIN CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$4,346	$5,724
Restricted cash	303	806
Accounts receivable, net	7,035	4,488
Account receivable-due from government awards	501	292
Unbilled accounts receivable	2,438	1,102
Inventories	8,709	7,632
Prepaid expenses and other current assets	594	691
Total current assets	23,926	20,735
Property, plant and equipment, net	49,099	30,483
Operating lease right - of - use assets	53	113
Intangibles and other assets	29	37
Total assets	$73,107	$51,368

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,077	$1,348
Accrued compensation	1,662	1,664
Revolving credit facility, net	1,037	1,974
Common stock warrant liability	—	1,374
Other accrued expenses	659	722
Deferred revenue	12	54
Operating lease liability - current	54	60
Finance lease liability - current	1,229	1,133
Other current liabilities	231	608
Total current liabilities	6,961	8,937
Other liability - long term	14	28
Deferred income - government awards - long term	28,729	12,458
Operating lease liability - long term	—	54
Finance lease liability - long term	13,608	11,647
Total liabilities	49,312	33,124

Commitments and contingencies (Note 15)

Shareholders’ equity:
Preferred stock, $0.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,356) stated value $1,000 per share, $0.001 par value: 10,000 shares designated and 5,356 issued and outstanding as of December 31, 2022 and 5,659 issued and outstanding as of December 31, 2021.	—	—
Common stock, $0.001 par value: authorized 200,000,000 shares, issued 81,241,516 shares, outstanding 81,079,450 shares as of December 31, 2022 and issued 72,931,490 shares, outstanding 72,769,424 shares as of December 31, 2021.	80	72
Additional paid-in capital	282,582	275,936
Accumulated deficit	(258,367)	(257,264)
Treasury stock, 162,066 shares as of December 31, 2022 and December 31, 2021.	(500)	(500)
Total shareholders’ equity	23,795	18,244
Total liabilities and shareholders’ equity	$73,107	$51,368

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues:
Product	$7,751	$7,016	$28,844	$24,176
Contract	642	196	1,687	1,870
Total revenues, net	8,393	7,212	30,531	26,046

Cost of revenues:

Product	4,601	5,345	19,372	20,480
Contract	381	112	835	973
Total cost of revenues	4,982	5,457	20,207	21,453

Gross profit	3,411	1,755	10,324	4,593

Operating expenses:

Research and development	1,199	1,677	5,376	6,976
Selling, general and administrative	2,081	1,862	7,883	7,579
Total operating expenses	3,280	3,539	13,259	14,555

Income (loss) from operations	131	(1,784)	(2,935)	(9,962)

Other (expense) income:
Change in fair value of common stock warrant liability	—	3,072	1,374	3,248
Interest expense, net	(275)	(226)	(963)	(851)
Gain on forgiveness of debt	—	—	—	1,963
Other income, net	952	82	1,421	396
Total other income (expense)	677	2,928	1,832	4,756
Income (loss) before provision for income taxes	808	1,144	(1,103)	(5,206)
Income taxes	—	—	—	—

Net income (loss)	$808	$1,144	$(1,103)	$(5,206)
Less net income (loss) allocated to participating securities	—	235	—	—
Net income (loss) allocated to common shares	$808	$909	$(1,103)	$(5,206)

Income (loss) per share, basic	$0.01	$0.01	$(0.01)	$(0.07)
Income (loss) per share, diluted	$0.01	$(0.03)	$(0.01)	$(0.12)

Weighted average number of shares outstanding:

Basic	78,987	72,563	75,637	71,899

Diluted	79,688	73,217	75,637	73,179

eMAGIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended
	December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(1,103)	$(5,206)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,825	2,815
Change in fair value of common stock warrant liability	(1,374)	(3,248)
Gain on forgiveness of debt	—	(1,963)
Stock-based compensation	887	650
Amortization of operating lease right-of-use assets	60	(63)
Changes in operating assets and liabilities:
Accounts receivable	(2,756)	1,547
Unbilled accounts receivable	(1,336)	(849)
Inventories	(1,077)	747
Prepaid expenses and other current assets	97	128
Deferred revenues	(42)	(371)
Operating lease liabilities	(60)	187
Accounts payable, accrued expenses, and other current liabilities	344	(1,805)
Net cash used in operating activities	(3,535)	(7,431)
Cash flows from investing activities:
Purchase of equipment	(2,757)	(1,420)
Purchase of equipment, government grant	(16,437)	(10,475)
Net cash used in investing activities	(19,194)	(11,895)
Cash flows from financing activities:
Borrowings (repayments) under revolving line of credit, net	(937)	99
Proceeds from public offering, net	5,767	183
Change in finance lease liabilities	(183)	(293)
Proceeds from government grant	16,201	9,064
Proceeds from warrant exercise	—	5,652
Proceeds from exercise of stock options	—	725
Net cash provided by financing activities	20,848	15,430
Net decrease in cash, cash equivalents, and restricted cash	(1,881)	(3,896)
Cash, cash equivalents, and restricted cash, beginning of period	6,530	10,426
Cash, cash equivalents, and restricted cash, end of period	$4,649	$6,530
Cash, cash equivalents, end of period	4,346	5,724
Restricted cash, end of period	303	806

Supplementary Cash Flow Information
Cash paid for interest	$963	$851
Cash paid for income taxes	$—	$—

Non-cash activities:
Right-of-use assets obtained in exchange for finance lease liabilities	$2,240	$263

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis; the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements.  Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income (loss)	$808	$1,144	$(1,103)	$(5,206)
Non-cash compensation	279	181	887	650
Change in fair value of common stock warrant liability	-	(3,072)	(1,374)	(3,248)
Depreciation and intangibles amortization expense	589	705	2,825	2,815
Interest expense	275	226	963	851
Adjusted EBITDA	$1,951	$(816)	$2,198	$(4,138)